UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

Landa Financing LLC
(Exact name of issuer as specified in its charter)

Delaware	92-2028006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 W. 22nd Street New York,NY	10010
(Address of principal executive offices)	(Zip Code)

646-905-0931
Issuer’s telephone number, including area code

Membership Interest

Title of each class of securities issued pursuant to Regulation A:

Capitalized terms used but not defined herein have the meanings given to them in Landa Financing LLC’s offering circular (the “Offering Circular”) most recently qualified by the Securities and Exchange Commission (the “SEC”), dated March 27, 2023, which can be found here.

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Part II.

>CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The information contained in this report includes some statements that are not historical and that are considered “forward looking statements.” A cautionary statement regarding forward looking statements applicable to forward looking statements found herein can be found under “Cautionary Statement Regarding Forward Looking Statements” of our Offering Circular, which can be found here and is incorporated herein by reference.

Item 1. Business

Company Overview

Landa Financing LLC (the “Company”) is a Delaware limited liability company formed to finance real estate-related investments. The Company intends to provide mortgage loans in relation to (a) Landa Series LLCs and (b) third party transactions. Related party means the individual series limited liability companies that are managed by the parent of the Manager, specifically to series of the Landa Series LLCs, which in turn are managed by Landa Holdings, the parent company of the Manager. The Manager’s real estate team has experience investing in real estate across different cycles, property types and risk profiles. Thus, the Company may make loans to a wide variety of residential properties including single-tenant, multifamily and other real properties, including to borrowers that are not affiliated with the Manager. The properties may be existing, income-producing properties, newly constructed properties or properties under development and are expected to be offered for leasing by their respective owners.

The Company currently intends to use substantially all of the net proceeds from this Offering to acquire and structure its investment portfolio.

The Company intends to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to the holders of their equity interests of at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s office is located at 20W 22nd street, New York, NY 10010. The Company’s e-mail address is ir@landa.app. Information regarding the Company is also available on the Landa Platform and at www.landa.app.

Investment Strategy

The Company intends to use substantially all of the net proceeds of this Offering to engage primarily in real estate investment opportunities and finance real estate investments secured by the underlying Property.Our investments are expected to be primarily in mortgage loans to various entities including but not limited to the to series of Landa Series LLCs, which in turn are managed by Landa Holdings, the parent of the Manager, as well as third party borrowers. . The Manager’s real estate team has experience investing in real estate across different cycles, property types and risk profiles.

Thus, the Company may directly or indirectly invest in a wide variety of residential properties including single-tenant, multifamily and other real properties. The properties may be existing, income-producing properties, newly constructed properties or properties under development and are expected to be offered for leasing by their respective owners. The Company’s debt investments will emphasize the payment of current returns to investors and preservation of invested capital as its primary investment objectives. The Company expects that its portfolio of loans will be secured primarily by U.S. based collateral.

With respect to loans we make to series of Landa Series LLCs that do not yet own Properties, the initial loan amount is expected to be equal to 100% of the acquisition cost of a Property. Each such series will be conducting an offering, with the proceeds of such offering being used to prepay a portion of our loan to bring the loan to value ratio for our loan down to approximately 65%. Similarly, for loans provided to third-party borrowers, the Company will seek to ensure that the terms of such loans are aligned with our investment objectives, emphasizing the preservation of capital and adherence to targeted loan-to-value ratios.There can be no assurance that a series of the Landa Series LLCs will conduct its offering or that the proceeds of such offering will be sufficient to pay down our loan to achieve a 65% loan to value ratio.

Investment Objectives

The Company’s investment objectives are:

●	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to Shareholders;

●	to enable Shareholders to realize returns on their investments by making distributions to Shareholders; and

●	to preserve, protect and return Shareholders’ initial investments.

The Company may also seek to realize growth in the value of its investments by timing their liquidation to maximize value.

Governmental Regulation

The business practices of the Company are subject to regulation by numerous federal, state and local authorities. See the detailed discussion and disclosures of certain applicable regulations in the Company’s latest offering circular filed March 28, 2023 with the SEC, which can be found here and is incorporated herein by reference, for a discussion of applicable governmental regulations.

Market Opportunities

We believe that residential real estate provides one of the most attractive risk/reward investment profiles of any asset class due to its demonstrable performance over long periods of time through various economic cycles. We believe that the real estate backed loans that we are targeting provide the correct return profile for the risk our investors are taking.

The Manager

Landa Management LLC (the “Manager”) will make all of the decisions regarding the selection, negotiation, financing and disposition of the Company’s investments, subject to the limitations set forth in the Operating Agreement, and will provide various other services, including asset management, marketing and administrative services, to the Company.

The Manager is responsible for managing the Company’s business and affairs and implementing its investment strategy. The Company does not currently have any employees nor does it intend to hire any employees. The Manager and its officers, directors, and employees are not required to devote all of their time to the business of the Company, and are only required to devote such time to the Company’s affairs as their duties require.

The Manager will manage the Company’s mortgage loans and its other assets, and make all decisions regarding the Company’s assets and its business, including without limitation in respect of the acquisition or origination of investments, and declarations of distributions. The Manager may change the Company’s investment objectives at any time without approval of the Shareholders.

The Manager performs its duties and responsibilities in respect of the Company pursuant to the Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary, relationship with the Company and the Shareholders. Furthermore, the Company has agreed to limit the liability of the Covered Persons, and to indemnify the Covered Persons against certain liabilities.

Our Operating Agreement provides that the Manager may not be removed as manager of the Company by any vote or other action of the Sharehomanalders for any reason. The Manager may only be removed by a decision of Landa Holdings, the Manager’s parent, which decision Landa Holdings may make in its sole discretion

The responsibilities of the Manager include but are not limited to, offering services, asset management services, accounting and other administrative services, shareholder services, fiancing services etc. These are outlined under the heading “The Manager'' contained in the Company’s latest Offering Circular, which can be found here and is incorporated herein by reference, as the same may be updated from time to time by our future filings under Regulation A.

Shared Services Agreement

The Manager has entered into a shared services agreement with Landa Holdings, effective as of March 24, 2023. Pursuant to this agreement, the Manager is provided with access to, among other things, Landa Holdings’ portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by the Manager of its duties under the Operating Agreement in exchange for a fee representing the Manager’s allocable cost for these services. The fee paid by the Manager pursuant to the shared services agreement does not constitute a reimbursable expense under our Operating Agreement. However, under the shared services agreement, Landa Holdings is entitled to receive reimbursement of expenses incurred on behalf of us or the Manager that we are required to pay to the Manager under our Operating Agreement.

About the Landa Platform

Landa Holdings, the parent company of the Manager, owns and operates an online investment platform which is available on iOS and Android devices or our website at www.landa.app (the “Landa Platform”), through which the Shares will be offered for sale to investors.

Bankruptcy Proceeding

There is no bankruptcy, receivership or similar proceeding material to our business pending and, to the best of our knowledge, there are no such proceedings contemplated or threatened.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in the Company’s latest Offering Circular, which can be found here and is incorporated herein by reference, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. As noted in the independent auditor’s report, the audit of our financial statements was conducted for the purpose of forming an opinion on the combined financial statements as a whole. The following discussion contains forward looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements.

Offering Results

As of April 29, 2024, the Company is offering up to $75,000,000 in its membership interests during the rolling twelve-month period under Regulation A (the “Offering”), which represent limited liability company interests in the Company (“Shares”), pursuant to its most recent Offering Circular. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of December 31, 2023, we have raised total gross offering proceeds of approximately $821,370 from settled subscriptions. The Company expects to use substantially all of the net proceeds of its Offering to acquire and structure its investment portfolio. The Company does not currently intend to list the Shares for trading on a stock exchange or other trading market. However, the Company has adopted a redemption plan pursuant to which the Company may repurchase Shares from the holders of the outstanding Shares (each, a “Shareholder” and, collectively, the “Shareholders”).

We expect to offer membership interests in our Offering until we raise the maximum amount permitted based on the maximum number of membership interests we are able to qualify under Regulation A at any given time, unless terminated by our Manager at an earlier time. The initial offering price per Share set forth herein was determined by the Manager in its sole discretion. This initial price per Share bears no relationship to the Company’s NAV Per Share or to any other established criteria for valuing equity interests. The initial price per share is not indicative of the proceeds that prospective investors would receive upon liquidation. Further, the initial price per Share may be significantly more than the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers. From the commencement of this Offering through June 30, 2024 (the “Initial Pricing Period”), the per Share purchase price for the Shares will be $10.00 per Share. Following the Initial Pricing Period, the per Share purchase price will be determined by the Manager on the first day of each calendar quarter that follows, in accordance with the Operating Agreement, and will equal the Company’s NAV Per Share. Employees of the Manager will perform valuations of the Company’s assets using a process that reflects (1) estimated values of each of the Company’s real estate assets and investments (including properties underlying its loans), including related liabilities, based upon any of (a) with respect to properties underlying our mortgage loans (or properties we may own), market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, (c) for properties that have development or value add plans, progress along such development or value add plan, and (d) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of the Company’s periodic distributions, if any, and (4) estimated accruals of the Company’s operating revenues and expenses. Estimates will be based on information available to the Manager and the expertise and judgment of employees of the Manager. Actual values and results could differ from the estimates used by to value the Company’s assets, and that difference could be significant. This valuation approach may result in a substantially different per Share price than Shareholders might receive for their Shares if they tried to sell them or if the Company liquidated its investment portfolio.

As of December 31st, 2023, the Company has entered into total of seven (7) mortgages details of which can be found in the table given below:

Borrower	Start date	End Date	Loan Amount	SOFR
Landa App LLC - 107 Oakwood Circle Griffin GA LLC *	2023-06-08	2025-06-09	$119,269	2.0%
Landa App LLC - 157 WELLS ROAD JENKINSBURG GEORGIA LLC *# (1)	2023-07-17	2025-07-17	$132,972	3.5%
Landa App LLC - 8658 ASHLEY WAY DOUGLASVILLE GEORGIA LLC*# (2)	2023-08-18	2025-08-18	$114,545	3.5%
Landa App LLC - 773 VILLA WAY JONESBORO GEORGIA LLC*# (3)	2023-09-01	2025-09-01	$71,906	3.5%
Landa App LLC - 843 TRAMORE DRIVE STOCKBRIDGE GEORGIA LLC*	2023-10-26	2025-10-26	$117,293	3.5%
Landa App LLC - 8691 ASHLEY WAY DOUGLASVILLE GEORGIA LLC*	2023-11-29	2025-11-29	$89,133	3.5%
Landa App LLC - 8667 ASHLEY WAY DOUGLASVILLE GEORGIA LLC*	2023-12-19	2025-12-19	$82,042	3.5%

* Each mortgage loan represents approximately 65% of the target loan to value ratio of each respective Series Landa LLC and will be used by each Landa Series LLC to directly fund the acquisition of the property and to repay all or a portion of existing indebtedness each held by a third party and an affiliate of the Manager.

Subsequent to December 31st, 2023, the Company entered into a total of two (2) mortgage loans, details of which are as follows.

Borrower	Start date	End Date	Loan Amount	SOFR
Landa App LLC - 8671 ASHLEY WAY DOUGLASVILLE GEORGIA LLC*	2024-01-25	2026-01-25	$120,466	3.5%
Landa App LLC - 8697 ASHLEY WAY DOUGLASVILLE GEORGIA LLC*	2024-03-21	2026-03-21	$131,075	3.5%

* Each mortgage loan represents approximately 65% of the target loan to value ratio of each respective Series Landa LLC and will be used by each Landa Series LLC to directly fund the acquisition of the property and to repay all or a portion of existing indebtedness each held by a third party and an affiliate of the Manager.

Recent Developments

The table below provides information with respect to recent developments including, among other matters, dividend payments, lease renewals, vacancies, status of financings and defaults. These recent developments are incorporated by reference to their respective hyperlinked Form 1-U filed by the Company.

Form 1-U	Subject
Filing Date and hyperlink	Distribution Declaration	Mortgage Loans	Other
05/09/2023			Change in Minimum Investment
05/26/2023			Departure of Certain Officers
06/14/2023		X
07/06/2023	X
07/19/2023			Amendment to Investment Strategy
08/03/2023	X
08/22/2023		X
09/13/2023	X
09/21/2023			Change in Broker Dealer
10/10/2023	X
11/15/2023	X
12/13/2023	X
01/09/2024	X
03/04/2024	X

Distributions

To qualify as a REIT, and maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. We have not established a minimum distribution level.

The Company has declared distributions for the months of July, August, September, October, November and December in the year 2023 and for the months of January, February and March in the year 2024. See the table under “Recent Developments” and Item No. 6: Other Notes for more details.

Result of Operations

Interest Income. The Company generated $19,597 in Interest Income for the period from January 18, 2023 (date of inception) through December 31, 2023

Operating Expenses. The Company incurred Operating Expenses of $174,990 for the period from January 18, 2023 (date of inception) through December 31 ,2023.

Net loss. The Company incurred a Net Loss of $155,393 for the period from January 18, 2023 (date of inception) through December 31, 2023

Cash Balances

As of December 31, 2023 the Company has cash balances of $26,307.

Income Taxes

We were organized and intend to operate to qualify for taxation as a REIT under the Internal Revenue Code, as amended. Our qualification and taxation as a REIT depends upon our ability to meet numerous requirements established under highly technical and complex income tax provisions, which are subject to interpretation and change, sometimes with retroactive effect. The Company intends to qualify as a REIT commencing with the calendar year ended December 31, 2024.

Liquidity and Capital Resources

The Company will be dependent principally upon the net proceeds of its Offering to conduct its operations. The Company may obtain additional funds from any future offerings it may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from its operations. The Company may employ leverage in the sole discretion of the Manager, including without limitation for the purpose of quickly building a diversified investment portfolio. The exact amount of leverage accessed by the Company will depend on many factors, including the amount of collateral required to be posted, and availability and cost from financing providers, and will be determined by the Manager in its sole discretion.

In addition to making investments in accordance with the Company’s investment objectives, the Company will use its funds to make certain payments to the Manager and its affiliates. These payments will include reimbursements for certain organization and offering expenses incurred by or on behalf of the Company, and payments to the Manager in connection with the management of the Company’s assets and services provided to the Company by the Manager.

The Company intends to make an election to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 2023, and intends to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter. To maintain its qualification as a REIT, the Company will be required to make aggregate annual distributions to the Shareholders of at least 90% of the Company’s REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains the Company must distribute 100% of such income and gains annually. The Manager may authorize dividends in excess of those required for the Company to maintain its REIT status and/or to avoid such taxes on retained taxable income and gains depending on the Company’s financial condition and such other factors as the Manager deems relevant. Provided the Company has sufficient available cash flow, it intends to authorize and declare dividends on a monthly basis (or otherwise as determined by the Manager) in arrears. For the avoidance of doubt, any dividends by the Company, and the amount of any such dividends, will be at the sole discretion of the Manager.

As of December 31 , 2023, the Company had total assets of $753,467, which included $26,307 of cash and $727,160 of loans.

Professional fees including organization and offering expenses incurred by the Company during the period from January 18, 2023 (inception) through December 31, 2023 were paid by Landa Holdings in the amount of $162,502. Management fee of $9,240 and platform fee of $3,248 during the period from January 18, 2023 (inception) through December 31, 2023, are payable to Landa Holdings.

As of December 31, 2023, the Company had raised $821,370 in gross offering proceeds from the sale of its Shares. Funds raised through the sale of Shares has been primarily used to issue the mortgage loan described above to Landa App LLC - 107 Oakwood Circle Griffin GA LLC.

For further information regarding liquidity and capital resources, please see Statement of Cash Flows in the financial statements included in this 1-K.

Off-Balance Sheet Arrangements

As of December 31, 2023, we had no off-balance sheet arrangements.

Critical Accounting Policies and Accounting Estimates

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and which could potentially result in materially different results under different assumptions and conditions. The Company believes that the most critical accounting policies upon which its financial condition depends, and which involve the most complex or subjective decisions or assessments, are set forth below.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense, which affects our earnings directly. Loans are charged against the allowance for loan losses when the Company believes that the collectability of all or some of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that reflects the Company’s estimate of the level of probable incurred losses in the loan portfolio. Factors considered by the Company in determining the adequacy of the allowance include, but are not limited to, detailed reviews of individual loans, historical and current trends in loan charge-offs for the various portfolio segments evaluated, the level of the allowance in relation to total loans and to historical loss levels, levels and trends in non-performing and past due loans, external factors including regulatory, competition, and the Company’s assessment of economic conditions.

The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. We have developed policies and procedures for evaluating the overall quality of our loan portfolio and the timely identification of problem loans. The Company continuously reviews these policies and procedures and makes further improvements as needed. However, the Company’s methodology may not accurately estimate inherent loss or external factors and changing economic conditions may impact the loan portfolio and the level of reserves in ways currently unforeseen.

Currently, the Company doesn’t expect to accrue a provision for loan losses given the recent issuance of the loan and has not yet had sufficient time to assess the credit risk.

Fair Value of Mortgage Loans Receivable. The Company has the intent and ability to hold its mortgage loans to maturity. Therefore, mortgage loans are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Mortgage loans receivable make up the only class of financing receivables within the Company’s lending portfolio.

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the loan will be reduced to the present value of estimated future cash flows discounted at the loan’s effective interest rate. If a loan is collateral-dependent, it is valued at the estimated fair value of the related collateral. If events and or changes in circumstances cause the Company to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances.

Fair Value of Financial Instruments

For information regarding Fair Value of Financial Instruments, please see Note X to the financial statements included in this Annual Report on Form 1-K.

Related Party Arrangements

For information regarding related party arrangements, please see Note 4 to the financial statements included in this Annual Report on Form 1-K.

Trend Information

Interest Rates and Inflation

While government stimulus and low interest rates encouraged 2021’s robust economic rebound, this highly accommodative monetary policy also drove inflation to highs not seen in almost 40 years. As the consensus outlook on inflation has recently moved from “transitory” to more persistent, the Federal Reserve has markedly changed its stance to become more hawkish, signaling a prompt end to bond buying and a high likelihood of several rate increases in 2023. Significant increases in market interest rates on loans, or the perception that an increase may occur, could adversely affect our ability to originate new loans and our borrowers’ ability to repay our loans. If this occurred, it could cause an increase in nonperforming assets and charge offs, which could adversely affect our business.

Despite expectations of tighter monetary policy and forthcoming Federal Reserve interest rate hikes, economic fundamentals remain sound. Furthermore, current forecasts capture expectations of broad rent growth, occupancy, and asset pricing in the real estate industry. We believe that our lending strategy combined with the experience and expertise of our Manager’s management team will continue to provide attractive long-term returns for Shareholders.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees of the Company

The Company has no employees, and we do not expect the Company to hire any employee.

Directors and Executive Officers of the Manager and Landa Holdings

The following individuals constitute the members of the board of directors (the “Board”), executive management and significant employees of the Manager:

Name	Position	Age	Term of Office
Directors and Executive Officers:
Yishai Cohen	Chairman, Chief Executive Officer and President	28	Since September 2019

Non-Employee Directors:
Arnon Dinur	Director	51	Since September 2019
Gigi Levy-Weiss	Director	51	Since September 2019
Yaniv Sarig	Director	41	Since September 2019

There are no family relationships between any director, executive officer or significant employee of the Manager.

Directors and Executive Officers

Yishai Cohen, Chairman, Chief Executive Officer and President. Mr. Cohen is the co-founder of Landa Holdings, Inc. and has served as its President and Chairman of the Board since September 2019, and its Chief Executive Officer since April 2020. Prior to founding Landa Holdings, Inc., Mr. Cohen was the founder of SmartBus, an Israeli-based business-to-business transportation platform, which was acquired in 2016. Mr. Cohen has extensive experience in internet and mobile products, marketplaces and technology.

Non-Employee Directors

Arnon Dinur, Director. Mr. Dinur has served as a member of the Board of Landa Holdings, Inc. since September 2019. Mr. Dinur is a partner at 83North, and serves also as a director at Applicaster Ltd., Beach Bum Ltd., Lendbuzz, Inc., Marqeta, Inc., Mixtiles Ltd., EX.CO Ltd., Podimo ApS, Snappy App, Inc., Stuff That Works Ltd., Superplay Ltd., Terrascope Limited (Fatmap) and VIA Transportation, Inc. He also serves as a board observer at Bluevine Capital Inc. and Wolt Enterprises Oy. Mr. Dinur is also a board member at Lobby99, a non-profit organization. Mr. Dinur holds a LL.B. in Law and a BA in accounting from Tel Aviv University, and an MBA from the University of Texas at Austin.

Gigi Levy-Weiss, Director. Mr. Levy-Weiss has served as a member of the Board of Landa Holdings, Inc. since September 2019. Mr. Levy-Weiss is the founding partner of NFX, a $275 million leading seed venture firm. Prior to NFX, Gigi served as the CEO of 888 Holdings, PLC (LSE: 888.L). Mr. Levy-Weiss previously founded, and assumed senior positions at, a number of startups including Playtika and Inception, and has been an investor in companies such as Kenshoo, Moon Active, Plarium, MyHeritage, Optimove, Selina, Houseparty, R2Net, SimilarWeb, NanoRep, Replay Technology, and SpaceApe. Mr. Levy-Weiss currently serves on the Supervisory Board of Bertelsmann SE & Co. KGaA and on the Client Advisory Council of Facebook. In addition, Mr. Levy-Weiss is a member of the board of directors of the Middle East Entrepreneurs of Tomorrow and is a member of the advisory board of the Technology Management, Innovation and Entrepreneurship MBA at Tel Aviv University. Mr. Levy-Weiss served as a pilot in the Israeli Air Force and holds an MBA from the Kellogg School of Management at Northwestern University.

Yaniv Sarig, Director. Mr. Sarig has served as a member of the Board of Landa Holdings, Inc. since September 2019. Mr. Sarig is a co-founder, director and President and Chief Executive Officer of Mohawk Group, Inc. Prior to co-founding Mohawk, Mr. Sarig led the Financial Services Engineering department at Coverity, a leading software startup providing code quality and security solutions for top financial institutions and hedge funds in New York including NYSE, Nasdaq, JPMC and Barclays, from April 2012 to April 2014. Before joining Coverity, Mr. Sarig held lead technical roles at Bloomberg from October 2011 to April 2012 and EPIQ Systems, Inc. (Nasdaq: EPIQ), a legal process outsourcing company, from February 2006 to October 2011. Prior to moving to New York City, Mr. Sarig lived in Israel where he held various software engineering roles at startups from various industries including companies involved in digital printing solutions and military navigation systems. Mr. Sarig served in the IDF Special Forces where he obtained the rank of Sergeant First Class and holds a BS in Computer Science from Touro College.

Compensation of Executive Officers

The Executive Officers and Directors receive no compensation from the Company. es pays to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of our Manager

The Manager and its affiliates receive fees and expense reimbursements for services relating to this Offering and the investment and management of the Company’s assets. The items of compensation are summarized in a table under the heading “Management Compensation” contained in the Company’s latest Offering Circular, which can be found here and is incorporated herein by reference, as the same may be updated from time to time by our future filings under Regulation. Neither the Manager nor its affiliates will receive any sales commissions or dealer manager fees in connection with the offer and sale of the Shares.

As of December 31, 2023 the Manager earned compensation of $9,240 for asset management fee and $162,502 for offering expenses for all the services rendered.

Item 4. Security Ownership of Management and Certain Securityholders

The Company is managed by the Manager and do not have directors or executive officers. The Manager is the sole member of the Company and neither the Manager nor any of its directors or executive officers own Shares in any of the Series.

Item 5. Interest of Management and Others in Certain Transactions Other Information

We are subject to various conflicts of interest arising out of our relationship with the Manager and its affiliates

CONFLICTS OF INTEREST

The Company is subject to various conflicts of interest arising out of its relationship with the Manager and its affiliates. A discussion of these conflicts follows below.

Affiliate Transactions

The Company, the Manager and their affiliates, and each of their respective principals, members, managers, directors, and officers, may sell, buy or hypothecate assets to each other, the Company, the Manager and their affiliates, and each of their respective members, managers, principals, directors, and officers, may make a profit on the sale of existing assets to an affiliated individual or entity. There will be no independent review or assessment of the value of such assets. However, to the extent assets are sold, transferred or assigned between the Company and any such affiliated individuals or entities, such transactions will be on commercial terms that, in the opinion of the Manager, would have been reached in an arm’s length transaction with or among unaffiliated third parties to ensure fair and equitable treatment among the parties.

In the event that the Company becomes the owner of any assets by reason of foreclosure or otherwise, the Company may attempt to arrange for the sale of such assets. The Company may, but is not required to, arrange a sale to persons or entities affiliated with it or controlled by it, including without limitation to the Manager or Landa Holdings. There will not be any independent review by any outside parties of such transactions. To the extent such sales are made to persons or entities affiliated with the Company or controlled by it, such transactions will be on commercial terms that, in the opinion of the Manager, would have been reached in an arm’s length transaction with or among unaffiliated third parties to ensure fair and equitable treatment among the parties.

Related Party Loans

The Company intends to engage primarily in related party loans, including loans to series of the Landa Series LLCs secured by Properties owned by such series. Each series of the Landa Series LLCs are managed by Landa Holdings, the parent of the Manager. The terms of such loans will not be negotiated at arm’s length.

The Manager intends that such related party loans will be on commercial terms that, in the opinion of the Manager, would have been reached in an arm’s length transaction with or among unaffiliated third parties to ensure fair and equitable treatment among the parties. In the event of any default by a related party borrower under such loans, the Manager will take such measures as, in the opinion of the Manager, would have been taken by a secured lender with respect to an unaffiliated borrower under such conditions to ensure fair and equitable treatment among the parties.

Provision of Management Services

General

The Manager and its affiliates provide management services similar to those services that it provides to the Company to various affiliates of the Company. The Manager and its officers and employees have obligations in respect of such affiliates which are similar to their obligations in respect of the Company.

Allocation of Investment Opportunities

The Company relies on the Manager, and its officers and employees, to identify, source, originate, and acquire suitable mortgage loan and investments for the Company. Various affiliates of the Company similarly rely on the Manager and its affiliates to source and manage real estate investments. Such affiliates may compete with the Company for investment opportunities or have diverging interests from the Company. Consequently, the Manager, and its officers and employees, will face conflicts of interest in respect of the allocation of their time among the Company and its affiliates.

The Manager will use its business judgment to allocate investment opportunities among the Company and its affiliates. Factors that the Manager may consider in connection with its allocation of investment opportunities include, without limitation;

●	the lending/investment objectives and criteria of the Company and its affiliates;

●	the cash requirements of the Company and its affiliates;

●	leverage of the Company and its affiliates;

●	he anticipated cash flow of the loan portfolio and investment;

●	the income tax effects of the loans and investment;

●	the size of the loan and investment; and

●	the amount of funds available to the Company and its affiliates, respectively.

The Company and its affiliates may engage in similar business operations, pursue similar mortgage lending and investment strategies, do business with the same third parties, regardless of whether such activities may be detrimental to one or more of its affiliates. Additionally, the Manager may take actions, including in respect of ongoing business relationships with third parties and investment opportunities, which benefit an affiliate of the Company more than the Company.

The Manager may also experience conflicts of interest related to the compensation the Manager receives in respect of various types of activities by the Company. To the extent that the Manager receives relatively greater compensation in respect of certain types of transactions, the Manager will have an incentive to originate or acquire such transactions, which may affect the diversification and overall performance of the Company’s lending and investment portfolios.

To mitigate the foregoing conflicts, the Manager and their affiliates will seek to consider and protect the business interests of all of its subsidiaries, and insure that sound business practices are being implemented to insure that the real estate portfolio and the mortgage loans are properly evaluated and managed.

Allocation of Time

As a result of the Manager’s obligations to affiliates of the Company, the Manager, and its officers and employees, will face conflicts of interest in the allocation of their time and resources. However, the Company believes that the Manager has sufficient personnel and resources to fully discharge its obligations to the Company and to its affiliates.

The Manager and its affiliates provide services to affiliates of the Company that may have parallel investments in or related to the assets of the Company, or which offer investment products that may have parallel investments in or related to the assets of the Company.

Merger or Consolidation

The Manager may, without Shareholder consent unless otherwise required by law or the Operating Agreement, determine that the Company should merge or consolidate into or with another entity, including without limitation one or more of the Company’s affiliates.

Investment by Interested Parties

The Company intends to allow purchases of Shares by interested directors, officers and employees of the Company, the Manager or any affiliates thereof who are accredited investors. Purchases of Shares by such persons will be offered on the same terms and conditions as Shares are offered to non-affiliated investors.

Receipt of Fees and Other Compensation by the Manager and its Affiliates

The Manager will receive substantial fees from the Company, which fees will not be negotiated at arm’s length. These fees could influence the Manager’s advice to the Company as well as the judgment of the Manager and its officers and employees. Among other things, these compensation arrangements could give rise to conflicts of interest in respect of:

●	the continuation, renewal or enforcement of provisions in the Operating Agreement involving the Manager and its affiliates, or the shared services agreement between the Manager and Landa Holdings;

●	public offerings of equity by the Company, which will likely entitle the Manager to increased management fees and other fees;

●	originations of loans at higher rates, which entitle the Manager to higher acquisition fees, origination fees and asset management fees regardless of the quality or performance of the loan;

●	borrowings, which borrowings will increase asset management fees payable by the Company to the Manager; and

●	whether and when the Company seeks to list the Shares on a stock exchange or other trading market, sell assets of the Company, or merge or consolidate with any other company.

In addition to the foregoing, the Company, the Manager or one or more of their affiliates may receive fees or other compensation from third parties in connection with the Company’s assets (which includes the Recording Fee to be paid by the Broker Dealer to the Transfer Agent, an affiliate of the Manager and the Company), which may provide financial incentives for the recipient of such fees or other compensation which are not in the best interests of the Shareholders. Lastly, the Company also notes that Landa Holdings will earn a portion of the interest revenue generated from funds held in customer Landa Accounts maintained by the Custodian.

No Independent Underwriter

The Company is conducting this Offering without the aid of an independent underwriter. As a result, investors will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with an offering of securities.

Right of First Refusal; Co-investment, Etc.

The Company will not have any rights of first refusal, co-investment or other rights in respect of any assets owned by, or acquisitions or dispositions made by, any affiliates of the Company, including without limitation the Manager or the Landa Series LLCs, or in any fees, profits or other income earned or otherwise derived from them.

Policies Relating to Conflicts of Interest

The Company has not adopted and does not intend to adopt specific policies in respect of transactions with affiliates. The Company may, in the Manager’s sole discretion, engage in one or more transactions with affiliates, including without limitation to acquire investments or to incur indebtedness.

Item 6. Other Information

Distribution Declaration

Between January 1, 2024 and April 29, 2024, the Company declared and distributed four (4) dividend distributions of $5,053 (0.06 per share), $ 5,631(0.06 per share), $5,107 (0.05 per share) and $6,136 (0.06 per share) during January, February, and March and April respectively.

For any additional information regarding the Shares discussed herein, shareholders should refer to the Offering Circular. Further information detailing the calculation of cash available for distribution for the Company is available on the Landa Mobile App, which is available on iOS and Android devices, and/or the Landa website (www.landa.app)

Subscription Agreement

Effective September 21, 2023, the Company changed the broker-dealer of record from Rialto Markets LLC (“Rialto”) to Dalmore Group LLC (“the Broker Dealer”) pursuant to which the Subscription Agreement is replaced to make it consistent with the aforementioned changed (“New Subscription Agreement”). The details of the change in the Broker Dealer were filed with the SEC on September 21, 2023 to our 1-U form, a copy of which can be found here. The New Subscription is filed with the SEC and attached hereto as Exhibit 1.3. For more information about the Subscription Agreement, please refer to the latest offering circular filed with the SEC here.

Item 7. Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager and Members of
Landa Financing LLC

New York, New York

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Landa Financing LLC (the Company) as of December 31, 2023, and the related statements of comprehensive loss, changes in members' equity, and cash flows for the period from January 18, 2023 (date of inception) through December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from January 18, 2023 (date of inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s lack of liquidity and operating losses since inception raises substantial doubt about their ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Morison Cogen LLP

We have served as the Company’s auditor since 2023.

Blue Bell, Pennsylvania

April 29, 2024

F2

LANDA FINANCING LLC

BALANCE SHEET

As of December 31, 2023
Assets
Cash	$26,307
Mortgage loans receivable	727,160
Total assets	753,467

Liabilities and members’ equity
Accrued expenses	$58,773
Due to related party	48,270
Total liabilities	107,043
Members’ equity	$646,424
Total liabilities and members’ equity	$753,467

The accompanying notes which are an integral part of these financial statements.

LANDA FINANCING LLC

STATEMENT OF COMPREHENSIVE LOSS

For the period January 18, 2023 to December 31, 2023
Revenue
Interest income	$19,597
Expenses
Management fee	9,240
Platform fee	3,248
Professional fees	$162,502
Total expenses	174,990
Net loss	$(155,393)

The accompanying notes which are an integral part of these financial statements.

LANDA FINANCING LLC

STATEMENT OF MEMBERS’ EQUITY

For the period January 18, 2023 to December 31, 2023
Members’ equity as of January 18, 2023
Members' contributions	$821,370
Distributions	(19,553)
Net Loss	(155,393)
Members’ equity as of December 31, 2023	$646,424

The accompanying notes which are an integral part of these financial statements.

LANDA FINANCING LLC

STATEMENT OF CASH FLOWS

For the period January 18, 2023 to December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(155,393)
Adjustments to reconcile net loss to net cash
Used in operating activities
Accrued expenses	58,773
Due to related party	48,270
Net cash used in operating activities	$(48,350)
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in mortgage loans receivable	$(727,160)
Net cash used in investing activities	$(727,160)
CASH FLOWS FROM FINANCING ACTIVITIES:
Members' contributions	$821,370
Distributions	(19,553)
Net cash provided by financing activities	$801,817
NET INCREASE IN CASH	$26,307
CASH BALANCE - BEGINNING OF PERIOD	-
CASH BALANCE - END OF PERIOD	$26,307

The accompanying notes which are an integral part of these financial statements.

LANDA FINANCING LLC NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Landa Financing LLC (the “Company”) is a limited liability company that was incorporated on January 18, 2023 under the laws of the State of Delaware and is managed by Landa Management LLC (the “Manager”). The Company intends to qualify as a real estate investment trust (“REIT”) as of the year ended December 31, 2023, with authority to issue up to $75,000,000 in 7,500,000 shares of membership interests. The minimum initial investment by any investor is 25 shares ($250). The Company was formed to primarily lend, in related party transactions, to individual series limited liability companies that are managed by Landa Holdings, Inc. (“Landa Holdings”), the parent company of the Manager, specifically to series of the Landa Series LLCs. In addition to the related party transactions, the Company may make real estate loans to borrowers that are not affiliated with the Manager. The properties owned by the Landa Series LLCs may be existing, income-producing properties, newly constructed properties or properties under development and are expected to be offered for leasing by their respective owners.

With respect to loans the Company makes to series of Landa Series LLCs that do not yet own a property, the initial loan amount is expected to be equal to 100% of the acquisition cost of a property. Each such series will conduct an equity offering, with the proceeds of such offering being used to prepay a portion of the Company’s loan to bring the loan to value ratio for the Company’s loan down to approximately 65%. There can be no assurance that a series of the Landa Series LLCs will conduct its offering or that the proceeds of such offering will be sufficient to pay down the Company’s loan to achieve a 65% loan to value ratio. With respect to loans the Company makes to series of the Landa Series LLCs that already own a property, the Company expects to use a portion of the net proceeds of equity offerings to refinance existing third party debt of such series , which are secured by the property. Following such refinancing, the Company may own all outstanding debt of such series, or only part of such debt, which may be subordinate to remaining third party debt. The target loan to value ratio for such refinanced loans is also 65%.

On April 12, 2023, the Company filed an offering statement with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the Securities Act, also known as “Reg A+” to publicly offer 75,000,000 shares of its membership interest for a price equal to $10 per share (the “Offering”). The Company obtained its notice of qualification from the SEC on May 1, 2023 and commenced selling shares of its membership interests on May 2, 2023,.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity, nominal cash, and operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months from the date of this Annual Report is dependent upon their ability to generate cash flow from their operations, raise additional funds through an equity offering and/or obtain financing from the Manager

However, there are assurances that the Company can be successful in generating cash flow from their operations, have a successful equity offering or that the Manager will always be in the position to provide funding when needed. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP|). The Company has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Cash, accrued expenses and due to related party are recorded at cost, which approximate their fair value due to the current nature of these assets and liabilities. The carrying value of the mortgage loans receivable approximate their fair values based on interest rates and terms currently available for similar instruments

Mortgage Loans Receivable

Mortgage loans receivable are classified as held-for-investment based on management’s intentions and ability to hold the loans until maturity. The mortgage loans receivable are stated at the amount of unpaid principal, net of unamortized loan commitment and modification fees, and adjusted for any charge-offs or allowance for loan losses. The Company’s mortgage loans receivable are primarily loans provided in connection with the acquisition of real estate. All of the Company’s mortgage loans receivable as of December 31, 2023 are secured by a first lien deed of trusts and/or mortgages on each borrower’s underlying real estate assets, and in most instances by a pledge of the borrower’s ownership interest. The repayment of the Company’s mortgage loans receivable are ultimately dependent on the rental income of the property securing each loan, the availability of capital to allow the borrower to refinance and/or recapitalize the property, and/or the successful operation of the borrower’s business and the sufficiency of the collateral. Risks related to the Company’s mortgage loans receivable include concentration in a limited number of loans and borrowers, concentration of loans in a limited number of different markets,and performance of the property in a manner that supports the value of the property at an amount that exceeds the amount due under the mortgage loans receivable.

Impairment and Allowance for Loan Losses

At December 31, 2023 management determined no mortgage loans receivable were considered impaired, and all mortgage loan receivables were determined to have collateral with a fair value, less the estimated costs to sell, in excess of their respective outstanding loan balances. As a result, at December 31, 2023, no mortgage loans receivable charge offs were taken, and no loan loss provision or related allowance was recorded.

Mortgage loans receivable are considered “impaired” if, based on current information and/or events, it is probable the Company will be unable to collect the amounts due under the contractual terms of the loan agreement. Management assesses and measures mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s outstanding balance to either the fair value of the collateral, less the estimated cost to sell, and/or the present value of expected cash flows. Generally, when the net fair value of the collateral is less than the recorded investment in the loan, any shortfall is charged off.

Based on the assessments performed, management determined that at December 31, 2023, no specific loan reserve amounts were warranted, and that the entire amount due to the Company related to each mortgage loan receivable was supported by current collateral value and borrower equity/subordinated capital.

An allowance for loan losses on mortgage loan receivables may be established through a provision for loan losses charged against income. If any portion of a mortgage loan receivable is deemed to be uncollectible, such amount is charged against the allowance when management believes that the collectability of principal and any deferred interest is unlikely and subsequently receives, if any, are credited to the allowance. Management’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, the borrowers’ course of ability in raising the equity and in meeting payments that become due, adverse situations that may affect the borrower’s conduct to repay, the estimated value of any underlying collateral, and current economic conditions.

Operating Expenses

The Company is responsible for the costs and expenses attributable to the activities of the Company. The Manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from the Company and cannot be covered by any operating expense reserves on the balance sheet of the Company, the Manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the Company with a credit to contributed capital, (b) loan the amount of the operating expenses to the Company, on which the Manager may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Company, and/or (c) cause additional interests to be issued in the Company in order to cover such additional amounts.

Organization and Offering Expenses

Pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses in connection with the Company’s organization and offering, the Company’s operations and investments and in connection with third parties service providers.

Management Fee

The Manager will receive a management fee (the “Management Fee”) calculated at an annual rate of 1.5% of the average Net Asset Value (“NAV’) of the Company at the end of each of the two immediately preceding months. The Management Fee is payable monthly in arrears.

Platform Fee

The Company will pay Landa Holdings, Inc., the parent of the Manager, a fee in connection with the Company’s use of the Landa Holdings’ online investment platform,on an annual basis in an amount equal to 0.50% of the Company’s NAV as of the end of the applicable year.

General

Fees payable to the Manager or Landa Holdings, Inc. may be suspended, or waived, in whole or in part, in the sole discretion of the Manager or Landa Holdings, Inc.. All or any portion of the fees which are so deferred, suspended or waived will be deferred without interest and may be payable in any succeeding month as the Manager or Landa Holdings, Inc. may determine in their sole discretion.

Such waived fees and expenses will still be recognized by the Company with a corresponding credit to contributed capital.

Revenue Recognition

The Company adopted FASB ASC 606, Revenue from Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Interest income on mortgage loans receivable is recognized using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement.

Comprehensive Income (Loss)

The Company follows FASB ASC 220 in reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, accounting fees, legal fees, and costs of incorporation are expensed as incurred.

Income Taxes

The Company will elect to be qualified as a Real Estate Investment Trust (REIT) when it files its annual tax return on 1120-REIT for tax year ended December 31, 2023. The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Recently Issued and Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted the updates effective January 18, 2023 and the adoption of the standard had no effect on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard upon inception, and it did not have a material impact on their financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance effective January 18, 2023 (date of inception) utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s financial statements, but did change how the allowance for credit losses is determined

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4: RELATED PARTY ARRANGEMENTS

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. With respect to the Management Fee and Platform Fee, see Note 3, Summary of Significant Accounting policies.

The Manager has also entered into a shared services agreement with Landa Holdings whereby Landa Holdings may provide portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by the Manager of its duties under the operating agreement in exchange for a fee representing the Manager’s allocable cost for these services. The fee paid by the Manager pursuant to the shared services agreement does not constitute a reimbursable expense under the operating agreement. However, under the shared services agreement, Landa Holdings is entitled to receive reimbursement of expenses incurred on behalf of the Company or the Manager that the Company is required to pay to the Manager under the operating agreement.

RELATED PARTY TRANSACTIONS

Management Fee

For managing the Company’s operations, the Manager will receive a quarterly management fee. During the ‘Initial Pricing Period’, defined as commencement of the Offering, January 18, 2023, through December 31, 2023, the Company will pay the manager a management fee equal to 1.50% of the total amount raised in the immediately preceding quarter. Following the ‘Initial Pricing Period’, the Manager will be paid an amount equal to 1.5% of the NAV of the Company at the end the immediately preceding quarter.

For the period January 18, 2023 (date of inception) through December 31, 2023, the Company incurred $9,240 in management fees.

Platform Fee

For the period January 18, 2023 (date of inception) through December 31, 2023, the Company incurred $3,248 for such platform fees.

NOTE 5. MORTGAGE LOANS RECEIVABLE

As of December 31, 2023, the mortgage loans receivable portfolio consisted of six loans to six Landa Series LLCs with a total value of $727,160. The mortgage loans are interest only with a balloon payment of the principal balances due 24 months from inception of the loan. The interest rates are based on the Secured Overnight Financing Rate (“SOFR”) plus 2% or 3.5%. Interest income recognized from mortgage loans receivable for the period January 18, 2023 (date of inception) to December 31, 2023 was $19,597.

NOTE 6: MEMBERS’ EQUITY

The Company is managed by Landa Management LLC, a Delaware limited liability company and manager of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company.

The Manager will be responsible for directing the management of the Company’s business and affairs, managing the day-to-day affairs, and implementing the Company’s investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Company.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Membership Interests

As of December 31, 2023, the Company closed on its public offering for gross proceeds of $821,370. In connection with the public offering, the Manager covers the brokerage fee without any reimbursement required by the Company.

Dividend Distributions

For the period January 18, 2023 (date of inception) through December 31, 2023, the Company made dividend distributions to the investors totaling $19,553, which were recorded as a reduction to members’ capital.

NOTE 7: SUBSEQUENT EVENTS

For the period from January 1, 2024 through April 29, 2024, the Company declared and distributed four (4) dividend distributions of $5,053, $ 5,631, $5,107 and $6,136 during January, February, March and April respectively.

For the period from January 1, 2024 through April 29, 2024, the Company has issued two new mortgage loans of $131,075 and $120,466 to Landa App LLC - 8697 Ashley Way Douglasville Georgia LLC And Landa App Llc - 8671 Ashley Way Douglasville Georgia LLC, respectively.

Item 8. Exhibit

INDEX OF EXHIBITS

Exhibit No.	Description
2.1	Certificate of Formation
2.2	Form of Amended and Restated Operating Agreement
4.1	Form of New Subscription Agreement
6.1	Shared Services Agreement
6.2	Broker Dealer Agreement Transfer Agent and Registrar Agreement between Landa Financing LLC and Landa Transfer Agent LLC Power of Attorney

G-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 2024.

Landa Financing LLC

By:	Landa Management LLC
By:	Landa Holdings, Inc.

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chairman, Chief Executive Officer and President

G-2